Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GISX
Tuesday, May 10, 2005	TRADED: Nasdaq

GLOBAL IMAGING REPORTS RECORD FISCAL YEAR REVENUES AND NET INCOME

Revenues Increase 23% to $926 Million;

Operating Income Up 24% to $105 Million

TAMPA, Fla., May 10–Global Imaging Systems, Inc. today announced record-high revenues, operating income, net income and earnings per share for the fiscal year ended March 31, 2005. Compared to prior year results, revenues were up 23 percent to $926.5 million versus $750.7 million, operating income increased 24 percent to $105.4 million from $85.2 million, net income was up 43 percent to $57.0 million from $39.8 million, and diluted earnings per share were $2.26 versus $1.70 a year ago. The fiscal year 2005 results include a $1.7 million first quarter pretax loss on early extinguishment of debt while the prior year results include a similar $8.4 million pretax charge. Earnings before interest, taxes, depreciation and amortization and loss on early extinguishment of debt (adjusted EBITDA) totaled $122.3 million, up 21 percent from $100.6 million a year ago.

For the fourth quarter ended March 31, 2005, revenues rose 28 percent to $247.4 million compared with $194.0 million for the fourth quarter last year. Operating income increased 20 percent to $26.7 million from $22.2 million, net income was up 19 percent to $14.6 million from $12.2 million, and diluted earnings per share were 57 cents versus 51 cents a year ago. EBITDA totaled $31.1 million, up 20 percent from $26.0 million a year ago.

Tom Johnson, Chairman and CEO of Global Imaging Systems, said, “Our management and employees finished off the year with a record fourth quarter and a record sales month in March. Our financial performance for the year was very strong considering the conditions in our market, our efforts to integrate a record level of acquisitions, and our increased investment in training and management development. Another favorable amendment to our debt financing completed in March helped offset rising interest rates, although the higher interest rate environment continues to reduce our leasing income. Our companies worked hard to overcome escalating health care costs, higher fourth-quarter sales compensation, and ongoing integration costs of recent acquisitions.”

Michael Shea, President and COO of Global Imaging Systems, noted, “Our combined internal revenue growth improved to six percent for the fourth quarter. We are pleased with the internal growth rate for automated office equipment, primarily copiers, which showed a solid seven percent increase, while our technology business was up six percent. We were able to maintain our high level of profitability while driving the business to improve our internal revenue growth trend in automated office equipment.”

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He added, “We remain committed to growing the business, investing in our employees and continuing our disciplined approach to operating the business. Through our disciplined asset management program, we held receivables to 36 days sales outstanding, up slightly from a year ago but down steadily from the first quarter as we continue to integrate our recent acquisitions into the Global benchmarking model. At the same time, we improved inventory turns to 5.9 by year end.”

Looking forward, Mr. Johnson said, “We expect total revenue growth, including acquisitions to date but not potential additional acquisitions, to be in the 13 to 17 percent range for our fiscal 2006 first quarter. This includes our internal revenue growth which we expect to be in the range of four to six percent. We now expect that diluted earnings per share for our fiscal 2006 first quarter should be in the range of 57 to 60 cents. This would compare with diluted EPS of 52 cents in the corresponding quarter last year after a four-cent charge related to the company’s debt refinancing.”

The company’s fiscal year conference call is scheduled for this morning, May 10, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcast will be archived and available on the investor relations page of the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions from 184 locations in 30 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

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This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” variations of such words, and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to the pace of recovery in the economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2004.

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FOR FURTHER INFO:	Tom Johnson, Chairman and Chief Executive Officer, or
Ray Schilling, Executive Vice President and Chief Financial Officer
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per-share amounts)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenues:
Equipment and supplies sales	$186,014	$145,355	$694,745	$564,741
Service and rentals	61,378	48,643	231,705	185,980

Total revenues	247,392	193,998	926,450	750,721
Costs and operating expenses:
Cost of equipment and supplies sales	116,374	92,499	441,591	367,103
Service and rental costs	33,443	26,182	120,789	97,307
Selling, general and administrative expenses	70,434	52,974	257,112	200,530
Intangible asset amortization	467	124	1,518	532

Total costs and operating expenses	220,718	171,779	821,010	665,472

Income from operations	26,674	22,219	105,440	85,249
Loss on early extinguishment of debt	—	—	1,655	8,433
Interest expense	3,273	2,432	11,896	11,791

Income before income taxes	23,401	19,787	91,889	65,025
Income taxes	8,848	7,539	34,918	25,261

Net income	$14,553	$12,248	$56,971	$39,764

Net income per common share:
Basic	$0.62	$0.56	$2.48	$1.84

Diluted (a)	$0.57	$0.51	$2.26	$1.70

Weighted average number of shares outstanding:
Basic	23,370	21,935	22,979	21,606
Diluted	26,358	24,991	25,997	24,261

(a)	The calculation of diluted earnings per common share for the three months ended March 31, 2005 and 2004 assumes the conversion of convertible notes issued in May 2003 resulting in 2,407 additional shares for both quarters. For the fiscal years ended March 31, 2005 and 2004, the calculation includes 2,407 and 2,104 additional shares, respectively. For purposes of diluted earnings per common share, net income for the three months ended March 31, 2005 and 2004 includes the addback of $445 and $442, respectively, representing interest and financing fee expense, net of taxes, associated with the convertible notes. For the fiscal years ended March 31, 2005 and 2004, net income includes the addback of $1,773 and $1,527, respectively.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$14,553	$12,248	$56,971	$39,764
Income taxes	8,848	7,539	34,918	25,261
Interest expense	3,273	2,432	11,896	11,791
Amortization	467	124	1,518	532
Depreciation	3,948	3,671	15,317	14,860

EBITDA	31,089	26,014	120,620	92,208
Loss on early extinguishment of debt	—	—	1,655	8,433

Adjusted EBITDA	$31,089	$26,014	$122,275	$100,641

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2005	March 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$25,365	$47,266
Accounts receivable, net	115,905	81,262
Inventories	93,376	70,898
Other current assets	12,870	8,776

Total current assets	247,516	208,202
Rental equipment, net	16,475	15,416
Property and equipment, net	12,577	10,180
Goodwill and other assets	540,349	363,975

Total assets	$816,917	$597,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$99,002	$73,068
Current maturities of long-term debt	2,235	1,479
Deferred revenue	27,217	22,514
Income taxes payable	3,707	4,776

Total current liabilities	132,161	101,837
Deferred income taxes	34,466	15,936
Long-term debt, less current maturities	262,847	195,184

Total liabilities	429,474	312,957
Total stockholders’ equity	387,443	284,816

Total liabilities and stockholders’ equity	$816,917	$597,773

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended March 31,
	2005	2004
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$56,971	$39,764
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,317	14,860
Amortization	1,518	532
Amortization of financing fees	1,025	1,206
Tax benefit of stock option exercises	4,711	3,996
Non-cash portion of loss on early extinguishment of debt	1,655	3,058
Deferred income tax expense	5,692	4,950
Unearned stock-based compensation expense	470	471
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(15,832)	(4,448)
Inventories	(8,456)	11,813
Prepaid expenses and other current assets	(192)	(489)
Other assets	(702)	(88)
Accounts payable	11,629	(182)
Accrued liabilities, compensation and benefits and interest	(511)	2,496
Deferred revenue	(3,389)	(2,202)
Income taxes payable	(579)	(1,181)

Net cash provided by operating activities	69,327	74,556

INVESTING ACTIVITIES:
Proceeds from related party notes receivable	400	—
Purchases of property, equipment and rental equipment, net of proceeds from disposals	(16,013)	(15,756)
Purchases of businesses, net of cash acquired	(150,217)	(26,324)

Net cash used in investing activities	(165,830)	(42,080)

FINANCING ACTIVITIES:
Net payments on revolving line of credit	—	(26,520)
Net payments on other long-term debt	(1,963)	(69,088)
Proceeds from issuance of long-term debt	70,000	140,000
Redemption and retirement of notes	—	(100,000)
Issuance of convertible notes	—	57,500
Financing fees paid	(1,897)	(6,157)
Stock options exercised	8,462	7,712

Net cash provided by financing activities	74,602	3,447

Net (decrease) increase in cash and cash equivalents	(21,901)	35,923
Cash and cash equivalents, beginning of period	47,266	11,343

Cash and cash equivalents, end of period	$25,365	$47,266

Non-cash investing activities:
Stock issued for business purchases	$31,409	$2,808

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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